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Item 6.
-------

                                   Exhibit 11
                                   ----------



                                                                   Three Months        Six Months
                                                                       Ended              Ended
                                                                   March 31, 1998     March 31, 1998
                                                                  ---------------    ----------------

Computation of per share earnings

Net income                                                               $737,822         $1,437,375
                                                                         --------         ----------

Weighted average common shares outstanding                              1,613,148          1,611,512

Common stock equivalents due to dilutive effect of stock options           73,020             71,619
                                                                         --------         ----------

Total weighted average common shares and equivalents outstanding        1,686,168          1,683,131
                                                                        ----------        ----------

Basic earnings per common share                                             $0.46              $0.89
                                                                            -----              -----

Diluted earnings per common share                                           $0.44              $0.85
                                                                            -----              -----
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